Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MORGANS HOTEL GROUP CO.

ARTICLE 1

The name of this Corporation is Morgans Hotel Group Co.

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “General Corporation Law”).

ARTICLE 4

The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares, consisting of 1,000 shares of Common Stock, $.01 par value per share (the “Common Stock”). The corporation’s board of directors is authorized to provide for the issuance of any or all shares of the Preferred Stock in one or more series, and to fix by resolution or resolutions the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, for each such series, and the number of shares constituting any such series, and to increase or decrease the number of shares of any series subsequent to the issuance thereof, but not below the number thereof then outstanding.

ARTICLE 5

Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 6

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the board of directors or by the stockholders.

ARTICLE 7

Elections of directors need not be by written ballot unless and to the extent the Bylaws of the Corporation shall so provide.

ARTICLE 8

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

ARTICLE 9

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended after the effective date of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any repeal or modification of this Article 9 shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The provisions of this Article 9 shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article 9.

ARTICLE 10

The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Article 10 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

ARTICLE 11

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.